UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 15, 2010

ProUroCare Medical Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51774	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., STE 101, Eden Prairie, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	952-476-9093

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into Material Definitive Agreements

On March 26, 2010, the maturity dates of our $1.3 million of Crown Bank promissory notes were extended to April 28, 2010 with no changes to other existing note terms.  A copy of the amended promissory note will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

Item 2.03  Creation of a Direct financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities

On March 15, 2010, ProUroCare Medical Inc. (“we,” “our”) issued 769,231 shares of common stock to Artann pursuant to an existing development and commercialization agreement.  The $1,565,230 value of the shares was recorded as research and development expense during the year ended December 31, 2009.   Issuances of the securities were made in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933 based on the limited number of persons receiving shares, and the limited manner of the offering.

On March 26, 2010, we converted our $600,000 loan from the Phillips W. Smith Family Trust (the “Smith Trust”) and $97,546 of accrued interest thereon into 381,173 shares of our common stock and 381,173 warrants to acquire our common stock.  The immediately exercisable warrants had a three-year term, an exercise price of $1.83 per share and a cashless exercise provision.  The Smith Trust immediately elected to exercise the warrants, and we issued 102,154 shares of stock to the Smith Trust pursuant to the cashless exercise.  Upon the termination of the loan upon conversion to equity, we issued to the Smith Trust 66,666 shares of common stock as consideration pursuant to the original terms of the loan.  Issuances of the securities were made in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933 based on the fact that only one entity is receiving shares, the financial sophistication of the trustee and the limited manner of the offering.  On March 30, 2010 we issued a press release concerning the debt conversion

Item 8.01  Other Events

On March 31, 2010, we issued a press release announcing the conversion of the Smith Trust debt (see Item 3.02).  The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated by reference in this Current Report on Form 8-K as if fully set forth herein

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

March 31, 2010	By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer